Exhibit 10.11.8

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

          Marshall S. Cogan ("Executive") and Foamex International Inc., a Delaware corporation (the "Company"), hereby enter into this First Amendment to the Employment Agreement between Executive and the Company, dated as of January 1, 1999 (the "Employment Agreement").

          WHEREAS, Executive serves as the Chairman of the Board of Directors of the Company and Chairman of the Executive Committee of the Company; and

          WHEREAS, Section 10 of the Employment Agreement provides that it may be amended only by an instrument in writing approved by the Board of Directors of the Company and signed by Executive and the Company; and

          WHEREAS, the Company considers it in the best interests of its stockholders to arrange for the provision of services by a key employee after his retirement; and

          WHEREAS, the Company wishes to amend the Employment Agreement to add certain provisions approved by the Board of Directors of the Company at a meeting held on June 29, 2001.

          NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Employment Agreement, it is agreed that the Employment Agreement shall be amended effective June 29, 2001, unless otherwise provided herein, as follows:

                                       I.

          A new Section 6A is added to the Employment Agreement which shall read as follows:

          SECTION 6A Post-Employment Services, etc.

          (a) Consulting Services. If Executive retires from the Company at anytime during the period commencing in the calendar year in which he attains age sixty-eight (68) and ending on the last day of the calendar year in which he attains age seventy-one (71), the Company and Executive hereby agree that Executive shall serve as a consultant to the Company's senior officers and shareholders and shall provide other consulting services as are mutually agreed upon by the Company and Executive for the period commencing on the date Executive retires and ending on the last day of the calendar year in which Executive attains age seventy-one (71) (the "Consulting Term"). Upon reasonable advance notice, Executive shall make himself reasonably available to provide consulting services, up to a maximum of 20 hours per month, and shall perform consulting services to the best of his ability; provided, however, that Executive shall not


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be required to render consulting services at any specified time or location.
Such consulting services shall be rendered as an independent contractor and not as an employee of the Company.

          (b) Consulting Fee. For each full week in the Consulting Term, the Company shall pay Executive a fee of $6,135 (the "Consulting Fee"). The Consulting Fee shall be payable in substantially equal bi-weekly installments. The Company shall reimburse Executive for all reasonable expenses incurred by him in the performance of his consulting services hereunder in accordance with
Section 5 of this Agreement.

          (c) Other Benefits. Executive shall be entitled to the benefits provided under the Split Dollar Life Insurance Agreement between Foamex International Inc. and Marshall S. Cogan (the "Split Dollar Agreement") attached hereto as Exhibit A. In the event the Company terminates the Split Dollar Agreement prior to Executive's death and Executive's employment or service with the Company has not been terminated in accordance with either Section 6A(e)(i) or 6A(e)(iii) hereof, the Company shall replace the benefits provided under the Split Dollar Agreement with an arrangement that provides benefits to Executive which are substantially similar in the aggregate to the benefits provided under the Split Dollar Agreement.

          (d) Office; Secretarial Support Services. During the Consulting Term, Executive shall be entitled to (i) an office and (ii) secretarial support and other services as needed.

          (e) Termination.

               (i) In the event Executive's employment is terminated by the Company for Just Cause or by Executive without Good Reason, in each case prior to attaining age sixty-eight (68), this Agreement shall terminate and Executive shall not be entitled to the payments or benefits described in Sections 6A(b), 6A(c) and 6A(d) hereof.

               (ii) In the event Executive's employment is terminated by the Company without Just Cause or by Executive for Good Reason or on account of Executive's death or Disability (as defined in Section 6(b)) at any time prior to the last day of the calendar year in which Executive attains age seventy-one
(71), then, in addition to any other payments or benefits Executive or his estate (as the case may be) is entitled to received under this Agreement (including, but not limited to, the benefits described in Section 6A(c)), Executive or his estate (as the case may be) shall be entitled to receive payments in the amount of $6,135 for each full week in the period commencing on the date Executive's employment is terminated and ending on the last day of the calendar year in which Executive attains or would have attained age seventy-one
(71). Such payments shall be made in bi-weekly installments. Notwithstanding the foregoing, in the event Executive's employment is terminated by the Company without Just Cause or by Executive for Good Reason or on account of Executive's death or Disability (as defined in Section 6(b)) at any time prior to the first day of the calendar in which Executive attains or would have attained age sixty-eight (68), Executive or his estate (as the case maybe) shall be entitled to sum of the $956,991, payable ratably over

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the three (3) year period commencing on the first day of the calendar year in which Executive attains or would have attained age six-eight (68). Such payments shall be made in bi-weekly installments. Executive shall also be entitled to the benefits provided under the Split Dollar Agreement as provided in Section 6A(c) of this Agreement.

               (iii) In the event Executive's consulting service is terminated by the Company for "Cause" (as defined in Section 6A(e)(v)) or by Executive without "Good Reason" (as defined in Section 6A(e)(vi)), Section 6A(b) of this Agreement shall terminate, but Executive shall be entitled to receive any earned, but unpaid, Consulting Fee as of the date of his service is terminated. Executive shall also be reimbursed for business expenses incurred by Executive, consistent with Section 6A(b), prior to such termination.

               (iv) In the event Executive's consulting service is terminated by the Company without "Cause" (as defined in Section 6A(e)(v)) or by Executive for "Good Reason" (as defined in Section 6A(e)(vi)) or on account of Executive's death or "Disability" (as defined ins Section 6A(e)(vii)), then, in addition to any other payments or benefits Executive or his estate (as the case may be) is entitled to received under this Agreement (including, but not limited to, the benefits described in Section 6A(c)), Executive or his estate (as the case may
be) shall receive payments in the amount of $6,135 for each full week in the period commencing on the date Executive's service is terminated and ending on the last day of the calendar year in which Executive attains or would have attained age seventy-one (71). Such payments will be made in bi-weekly installments. Executive shall also be entitled to the benefits provided under the Split Dollar Agreement as provided in Section 6A(c) of this Agreement.

               (v) Solely for purposes of clauses (iii) and (iv) of Section 6A(e) hereof, the term "Cause" shall mean (a) Executive's conviction of a felony or plea of nolo contendere to a felony charge, which conviction is non-appealable or which the period for filing an appeal has expired, (b) any material breach of the restrictive covenants set forth in Section 7 of this Agreement, or (c) Executive's material willful breach of his duties under
Section 6A of this Agreement which is not cured within thirty (30) days of written notice from the Board.

               (vi) Solely for purposes of clauses (iii) and (iv) of Section 6A(e) hereof, the term "Good Reason" shall mean (a) the assignment to Executive of any duties or responsibilities that are materially inconsistent with the duties or responsibilities contemplated in Section 6A(a) of this Agreement, or
(b) any material failure by the Company to comply with any provision of Section 6A of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within thirty (30) days of written notice thereof given by Executive, provided that repeated instances shall be evidence of bad faith by the Company.

               (vii) Solely for purposes of Section 6A(e)(iv) of this Agreement, the term "Disability" shall mean Executive's inability to provide consulting services to the Company during the Consulting Term on account of illness, incapacity, or physical or

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mental disability for an aggregate of 120 days (whether or not consecutive) in any 12-month period.

          (f) Indemnification. The Company shall indemnify Executive and shall hold him harmless from, and in respect of, all claims, actions, demands, costs, expenses and fees that may arise out of, or in any way relate to, Executive's performance of consulting services for the Company, and will promptly reimburse Executive for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred in connection with defending any such claim. Notwithstanding the foregoing, the indemnity provided by this Section 6A(f) shall not extend to any act or omission which constitutes willful misconduct, gross negligence or bad faith on the part of Executive.

          (g) No Other Payments or Benefits. Notwithstanding any provision of this Employment Agreement to the contrary and subject to Section 6A(e) hereof, in the event Executive retires within the period prescribed in Section 6A(a) hereof, he shall only be eligible to receive (i) the payments and benefits described in Sections 6A(b), 6A(c), 6A(d) and 6A(f) hereof, provided he satisfies the conditions for such payments or benefits, and (ii) any other benefits he would otherwise be entitled to receive under the terms of any employee benefit plan, program or arrangement sponsored or maintained by the Company (including the Split Dollar Agreement) in which he participates on the date of his retirement in accordance with the terms of such plan, program or arrangement as in effect from time to time.

          (h) Exclusivity. During the Consulting Term, Section 4 of the Employment Agreement shall not apply.

                                       II.

          The first sentence of Section 7(b) shall be amended to read to read as follows:

          During the period commencing on the date of this Agreement and ending the later of (i) the first anniversary of the termination of Executive's employment pursuant to Section 6 hereof, or (ii) the first anniversary of the expiration of the Consulting Term or if terminated sooner (such period is hereinafter referred to as the "Restricted Period"), Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company, its affiliates or subsidiaries, or otherwise directly interfere with the relationship of the Company, its affiliates or subsidiaries with any person who, to the knowledge of Executive, is employed or is otherwise engaged to perform services for the Company, its affiliates and subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client of the Company, its predecessors or any of it subsidiaries or affiliates.

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                                      III.

          Except as otherwise set forth herein, the Employment Agreement shall remain in full force and effect.



          IN WITNESS WHEREOF, the parties have executed this Agreement as of 31st day of December 2001.

                                       FOAMEX INTERNATIONAL INC.



                                       By:/s/ James Van Horn
                                          ---------------------------
                                          Name: James Van Horn
                                          Title: Senior Vice President


                                       /s/ Marshall S. Cogan
                                       ------------------------------
                                       Marshall S. Cogan, Executive


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